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                     February 23, 2024

       Doug Davis
       Chief Executive Officer
       Bannix Acquisition Corp.
       8265 West Sunset Blvd. Suite #107
       West Hollywood, CA 90046

                                                        Re: Bannix Acquisition
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 22,
2024
                                                            File No. 001-40790

       Dear Doug Davis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology
       cc:                                              Stephen Fleming, Esq.